Exhibit 10.23

AMENDMENT NO. 1

TO THE

FIRST DATA CORPORATION SEVERANCE/CHANGE IN CONTROL POLICY

(EXECUTIVE COMMITTEE LEVEL)

(As Amended and Restated Effective as of September 24, 2007)

This Amendment No. 1 is executed as of the 23 day of December 2008, by First Data Corporation (the “Company”).

WHEREAS, the Company sponsors the First Data Corporation Severance/Change in Control Policy (Executive Committee Level) (the “Plan”);

WHEREAS, the Company now desires to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, as follows:

1. Amendment to Section 8(i). The last two sentences of Section 8(i) shall hereby be amended and restated to read as follows:

In such event, the reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of employee benefits. If acceleration of vesting of compensation from an Eligible Executive’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant, unless the Eligible Executive elects in writing a different order for cancellation, provided, however, such election by the Eligible Executive shall apply only to equity awards that do not constitute nonqualified deferred compensation within the meaning of Code Section 409A.

2. Amendment to Section 8(ii). The last sentence of Section 8(ii) shall hereby be amended and restated to read as follows:

In the event that the Company exhausts its remedies pursuant to Section 8(iii) and the Eligible Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Eligible Executive within five days of receipt of the Accounting Firm’s determination.

3. New Section 8(vi). The Plan shall hereby be amended to add the following Section 8(vi) to the Plan hereof:

Any payments that the Company is required to pay to or on behalf of the Executive pursuant to this Section 8 shall be paid within the time periods specified under Section 8; provided, that in no event shall such payments be made later than the end of the calendar year following the calendar year in which the corresponding taxes are remitted.

4. Amendment to Section 9. Section 9 shall hereby be amended and restated to read as follows:

The provision of Severance Benefits under this Policy is conditioned upon the Eligible Executive timely signing an Agreement and Release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims. The Eligible Executive must sign the Agreement and Release within fifty (50) days following the date of the termination of the Eligible Executive’s employment (which Agreement and Release shall be delivered to the eligible Executive within five (5) days following the date of such termination). In this Agreement and Release, the Eligible Executive will be asked to release the Company and its employees from any and all claims the Eligible Executive may have against them, including but not limited to any contract, tort, or wage and hour claims, and any claims under Title VII, the ADEA, the ADA, ERISA, and other federal, state or local laws. Under the Agreement and Release, the Eligible Executive must also agree not to solicit business similar to any business offered by the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to any other non-solicitation, noncomplete, nondisclosure, or confidentiality agreements the Eligible Executive may have executed while employed by the Company.

5. Amendment to Section 10. Section 10 shall hereby be amended and restated to read as follows:

With respect to cash Severance Benefits which are excludible from the requirements of Code Section 409A under the involuntary separation pay exception of Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “Excludible Amount”), the Company reserves the right to determine whether the Excludible Amount shall be paid to an Eligible Executive under the Policy in a single lump sum or in substantially equal installments, and to choose the timing of such payments; provided that a lump sum shall be paid within one (1) month following the Eligible Executive’s Termination Date, and installments shall commence no later than the second month following the Eligible Executive’s Termination Date (or, if later, the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable), and shall be paid in full no later than the end of the Severance Period. Any cash Severance Benefits in excess of the Excludible Amount (the “Excess Amount”) payable to an Eligible Executive under the Policy shall be paid in substantially equal monthly installments; provided that the installments shall commence no later than the second month (which shall be in all cases within 90 days) following the Eligible Executive’s Termination Date (or, if later, the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable), and shall be paid in full no later than the end of the Severance Period. Notwithstanding the foregoing, in no event shall payment of any Severance Benefit be made prior to the Eligible Executive’s Termination Date or prior to the effective date of the Agreement and Release described in Section 9 above or (prior to the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable). Notwithstanding the foregoing, with respect to the Excess Amount, if termination of the Eligible Executive’s employment occurs within fifty (50) days of the end of the calendar year, the first payment will be made on the later of (I) the effective date of the Agreement and Release, or (II) January 2 of the year following the year in which termination of Eligible Executive’s employment occurs; and provided further that the first payment shall include any amounts that would have otherwise been due prior to the date of first payment. If an Eligible Executive dies after becoming eligible for Severance Benefits and executing an Agreement and Release but before full receipt of all cash Severance Benefits, the remaining cash Severance Benefits (which shall include both the Excludible Amount and the Excess Amount) will be paid to the Eligible Executive’s estate in one lump sum within ninety (90) days (but no later than the end of the Severance Period) of the Eligible Executive’s death. If an Eligible Executive dies after becoming eligible for Severance Benefits but before executing an Agreement and Release, his or her estate or representative may not execute an Agreement and Release and no Severance Benefits with respect to the Eligible Executive are payable under this Policy. All payments under this Policy will be net of amounts withheld with respect to taxes, offsets, or other obligations.

6. Amendment to Section 11. The first sentence of Section 11 shall hereby be amended and restated to read as follows:

The Company may, in its discretion and to the extent permitted under applicable law and Code Section 409A, offset against the Eligible Executive’s benefits under this Policy any other severance benefits payable to the Eligible Executive by the Company, the value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Company.

7. New Section 20 and Renumber Existing Section 20. The Plan shall hereby be amended to add the following as new Section 20 and to renumber existing Section 20 as Section 21.

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A. Further, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service of an Eligible Executive within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Notwithstanding any provision of the Plan to the contrary, if an Eligible Executive is a “specified employee” within the meaning of Code Section 409A at the time of termination of employment, to the extent necessary to comply with Code Section 409A, any payment required under this Plan shall be delayed for a period of six (6) months after termination of employment pursuant to Code Section 409A, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum within ten (10) days after the end of the six (6) month period. If the Eligible Executive dies during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Code Section 409A shall be paid to the personal representative of the Eligible Executive’s estate within ninety (90) days after the date of the Eligible Executive’s death. For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Company. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with the provisions of Code Sections 416(i) and 409A.

This Amendment No. 1 has been executed on behalf of the Company by a duly authorized officer as of the day and year first above written.

FIRST DATA CORPORATION

By:	/s/ STEPHANIE R. PULVERENTI
Authorized Signature